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                                                                     EXHIBIT 8.0

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                                January 25, 1999



The Board of Directors
Valle de Oro Bank, N.A.
1234 East Main Street
El Cajon, CA   92021

Attention:  Mr. William V. Ehlen

        Re: Plan of Corporate Reorganization under which Valle de Oro Bank, N.A., El Cajon, California, will become a wholly owned subsidiary of Valley National Corporation.

Gentlemen:

        We have been requested as special counsel to Valle de Oro Bank, N.A. (the "Bank") to render our opinion expressed below in connection with the proposed consolidation (the "Consolidation") of the Bank and Valle de Oro Interim Bank, N.A. (the "Interim Bank"), a wholly owned subsidiary of Valley National Corporation (the "Corporation"), a Delaware corporation organized at the direction of the Bank pursuant to the terms and conditions of a Consolidation Agreement (the "Agreement"), by and among the Bank, the Corporation, and the Interim Bank described in the Form S-4 Registration Statement (the "Registration Statement") filed by the Corporation.

        In rendering our opinion, we have conducted an examination of applicable law, regulations, rulings, decisions, documents, and records, and have made such investigation of fact as we have deemed necessary, and we have relied upon the representations in the Agreement and upon the following "Assumptions of Facts" and certain "Representations" which have heretofore been made to us by directors and officers.

        ASSUMPTIONS OF FACTS

        Valle de Oro Bank, N.A.


        Valle de Oro Bank, N.A. ("Bank") is a National Bank organized under the laws of the United States, with its principal office and place of business at 1234 E. Main Street, El Cajon, California 92021.





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        The Bank has an authorized capital structure of 10,000,000 shares of common stock, par value $3.33 per share, 1,320,031 of which authorized shares are presently issued and outstanding.


        The Bank is engaged in the general banking business in the City of El Cajon, which is located in San Diego County. The Bank provides customary retail and commercial banking services to its customers, including checking and savings accounts, time deposits, safe deposit facilities, personal loans, and installment loans. It also makes secured and unsecured commercial loans. The Bank does not operate any foreign offices.

        Valley National Corporation


        Valley National Corporation ("Corporation") is a domestic corporation which was incorporated under the laws of the State of Delaware on October 7, 1998, at the direction of the management of the Bank for the purpose of becoming a bank holding company by acquiring all of the outstanding shares of common stock of the Bank. Corporation also has its principal place of business at 1234
E. Main Street, El Cajon, CA 92021.

        Corporation has an authorized capital structure of 10,000,000 shares, $0.0001 par value. After the consolidation becomes effective, and as and when required by the Agreement, Corporation will issue up to 2,640,062 shares of its common stock in exchange for Bank common stock, as provided in the Agreement.


        Corporation maintains its books of account on a calendar year basis, and computes its income for financial purposes under the accrual method of accounting.

        Valle de Oro Interim Bank, National Association (In Organization)

        Valle de Oro Interim Bank, National Association (In Organization) (the "Interim Bank") is a banking corporation which will be organized under the laws of the United States and will be wholly owned by Corporation. It is intended that the Interim Bank will never open for business as a separate operating entity, but will only be an "interim" bank to be consolidated with the Bank as part of the proposed reorganization. Interim Bank will also have its principal place of business at 1234 E. Main Street, El Cajon, CA 92021.


        The Interim Bank will have an authorized capital structure of 2,000 shares of common stock, par value of $100.00 per share, all of which shares will be issued and outstanding at the time of the Consolidation.


PROPOSED TRANSACTION

        In the proposed transaction, the Bank will become a wholly owned subsidiary of the Corporation. Each of the following steps has been or will be undertaken at the direction of the Bank to carry out the plan of reorganization.


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        The Corporation will acquire 100% of the stock of the Interim Bank, as soon as the Interim Bank receives a charter and issues shares of its common stock. The Interim Bank will be consolidated with the Bank under the charter of the Bank, pursuant to the laws of the United States and pursuant to a Consolidation Agreement (the "Agreement"), which has been entered into between the Bank, the Interim Bank, and joined by the Corporation.

        Pursuant to the Agreement, the resulting bank (hereinafter called the "Resulting Bank") will continue the name and banking business of the Bank without change. The Resulting Bank will continue to hold all of the Bank's assets and will assume all of the Bank's liabilities subsequent to the transaction. The name of the Resulting Bank will be "Valle de Oro Bank, N.A." and the Resulting Bank's Articles of Incorporation and Bylaws will be the Articles of Incorporation and Bylaws of the Bank upon the effective date of the Consolidation. The Resulting Bank will operate under the charter of the Bank. The principal office of the Bank will continue to be the principal office of the Resulting Bank.

        Each share of the common stock of the Bank then issued and outstanding will, by operation of law, be transferred into the Corporation, and the holders thereof will receive two shares of common stock of Corporation in exchange therefor, unless such holder properly exercises his dissenter's right of appraisal under federal banking law. The shareholders of the Bank have the right to dissent from the transaction under applicable law.


        The amount and number of shares of capital stock of the Interim Bank outstanding immediately before the consolidation becomes effective (specifically, $200,000 divided into 2,000 shares, $100.00 par value) will be increased in the amount and number of shares of the capital stock of the Bank outstanding immediately before the consolidation becomes effective. At the effective date of the consolidation, the Resulting Bank will redeem and simultaneously cancel the 2,000 shares of $100.00 par value stock formerly representing the capital stock of the Interim Bank from the Corporation.


BUSINESS PURPOSES

        The Boards of Directors of the Bank and the Corporation believe that the proposed merger will provide a means whereby the Resulting Bank can provide improved commercial banking services to the El Cajon area.

        The bank holding company structure will give the Resulting Bank greater flexibility in carrying on its present activities and responding effectively in the future to meet the changing needs of its customers. Enterprises with facilities or customers outside of the Resulting Bank's local area can be served more effectively by the broader geographic coverage of the Corporation. Total earnings of the group, including the Corporation and the Resulting Bank, should be increased through the use of the combined skills of the Bank and the Corporation.

        The new structure will also provide an opportunity for diversification, either through the formation of new subsidiaries or by acquisition of established companies. The extent of such diversification is governed by the provisions of the Bank Holding Company Act of 1956,


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as amended, and is limited essentially to ownership of banks and of companies whose activities are closely related to banking. The activities in which a bank holding company may engage include mortgage banking, financial companies, credit card activities, servicing of loans for others, electronic data processing, equipment leasing, insurance agencies or insurance brokerage operations and certain equity and debt investments.

        In summary, the consolidation of the Interim Bank with and into the Bank, and the Resulting Bank's affiliation with the Corporation is expected to enable the Resulting Bank to operate more efficiently and profitably for the benefit of its customers, employees and the shareholders of the Corporation.

REPRESENTATIONS


        The following representations have been made to us, by bank management and others, and relied upon by us in forming an opinion set forth below:


        1. The fair market value of the Corporation's stock and other consideration received by each Bank shareholder will be approximately equal to the fair market value of the Bank stock surrendered in the exchange.

        2. There is no plan or intention by the shareholders of Bank who own one percent (1%) or more of the Bank stock, and to the best of the knowledge of the management of Bank, there is no plan or intention on the part of the remaining shareholders of Bank to sell, exchange or otherwise dispose of a number of shares of the Corporation stock received in the transaction that will reduce the Bank shareholders' ownership of the Corporation stock to a number of shares having a value, as of the date of the transaction, of less than eighty percent (80%) of the value of all of the formerly outstanding stock of the Bank as of the same date. For purposes of this representation, shares of Bank stock exchanged for cash or other property, surrendered by dissenters or exchanged for cash in lieu of fractional shares of parent stock will be treated as outstanding Bank stock and shares of Corporation stock held by Bank shareholders and otherwise sold, redeemed, or disposed of prior or subsequent to the transaction will be considered in making this representation.

        3. The Resulting Bank will acquire at least 90 percent of the fair market value of the net assets and at least 70 percent of the fair market value of the gross assets held by the Bank immediately prior to the transaction. For purposes of this representation, amounts paid by the Bank to dissenters, amounts paid by the Bank to shareholders who receive cash or other property, the Bank assets used to pay its reorganization expenses, and all redemptions and distributions (except for regular, normal dividends) made by the Bank immediately preceding the transfer, will be included as assets of the Bank held immediately prior to the transaction.


        4. Prior to the transaction, the Corporation will own Interim Bank stock possessing at least 80% of the total combined voting power of all classes of Interim Bank stock entitled to vote and at least 80% of the total number of shares of all other classes of stock of the Interim Bank.


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        5. Following the transaction, the Resulting Bank will not issue additional shares of its stock that will result in the Corporation possessing less than 80% of the total combined voting power of all classes of Resulting Bank stock entitled to vote or less than 80% of the total number of shares of all other classes of stock of the Resulting Bank.


        6. The Corporation has no plan or intention to reacquire any of its stock issued in the transaction.


        7. The Corporation has no plan or intention to liquidate the Resulting Bank; to merge the Resulting Bank with and into another corporation; to sell or otherwise dispose of the stock of the Resulting Bank; or to cause the Resulting Bank to sell or otherwise dispose of any of the assets of the Bank acquired in the transaction, except for dispositions made in the ordinary course of business or transfers described in Section 368(a)(2)(C) of the Internal Revenue Code.

        8. The liabilities of the Interim Bank assumed by the Bank and the liabilities to which the transferred assets of the Interim Bank are subject were incurred by the Interim Bank in the ordinary course of its business.


        9. Following the transaction, the Resulting Bank will continue the historic business of the Bank or use a significant portion of the Bank's business assets in a business.

        10. The Corporation, the Interim Bank, and the Bank, and the shareholders of the Bank will pay their respective expenses, if any, incurred in connection with the transaction.

        11. There is no intercorporate indebtedness existing between the Corporation and the Bank or between the Interim Bank and the Bank that was issued, acquired, or will settle at a discount.


        12. No two parties to the transaction are regulated investment companies, real estate investment trusts, or corporations 50 percent or more of the value of whose total assets are stock and securities and 80 percent or more of the value of whose total assets are assets held for investment. In making the 50-percent and 80-percent determinations under the preceding sentence, stock and securities in any subsidiary corporation have been disregarded and the parent corporation is deemed to own its ratable share of the subsidiary's assets, and a corporation is considered a subsidiary if the parent owns 50 percent or more of the combined voting power of all classes of stock entitled to vote, or 50 percent or more of the total value of shares of all classes of stock outstanding.


        13. The Bank is not under the jurisdiction of a court in a Title 11 Bankruptcy, receivership, foreclosure, or similar case.



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        14. The fair market value of the assets of the Interim Bank transferred to the Bank will equal or exceed the sum of the liabilities assumed by the Bank, plus the amount of liabilities, if any, to which the transferred assets are subject.

             No stock of the Interim Bank will be issued in the transaction.

        15. No dividends will be paid by the Bank prior to the consummation of the transaction other than regular periodic dividends, consistent in amount and in effect with prior dividend distributions.

        16. The Bank presently has, and on the date of the proposed transaction will have, no outstanding warrants, options or convertible securities or any other type or right pursuant to which any person could acquire shares of Bank except pursuant to a stock option plan to be adopted by the Corporation for Corporation shares after the transaction.


        17. After the transaction the Resulting Bank will own substantially all of the assets and substantially all of the liabilities of the Bank and the Interim Bank, and in the transaction shareholders of the Bank will exchange an amount of Bank stock representing at least 80% of the total combined voting power of all classes of Bank stock entitled to vote and at least 80% of the total number of shares of all other classes of Bank stock, for Corporation voting common stock. For purposes of the preceding sentence, "substantially all" means at least 90 percent of the fair market value of the gross assets of the Bank and the Interim Bank.


OPINION

        Based on the foregoing "Assumptions of Facts" and "Representations," it is our opinion that:


        1. The consolidation of the Interim Bank with the Bank qualifies as a statutory merger/consolidation under the federal banking laws, and the transaction will constitute a reorganization, within the meaning of Section 368(a)(1)(A) and (a)(2)(E) of the Internal Revenue Code of 1986, as amended.

        2. No gain or loss will be recognized by the Corporation, the Bank or the Interim Bank upon the acquisition by the Corporation of the stock of the Bank, as described in number 1, above.


        3. The basis of the assets received by the Resulting Bank will be the same as the basis of such assets in the hands of the Bank immediately prior to the merger (Section 362(b)).

        4. No gain or loss will be recognized by the Corporation upon receipt of stock of the Bank solely in exchange for stock in the Corporation (Section 354(a)(1)).

        5. With respect to Bank shareholders who receive only Corporation voting stock in the transaction, no gain or loss will be recognized by them on the receipt of shares of


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The Board of Directors
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Corporation voting common stock solely in exchange for shares of their stock in the Bank (Section 354(a)(1)).

        6. With respect to those Bank shareholders who receive only Corporation voting stock in the transaction, the basis of the Corporation stock received by them will be the same as the basis of their shares of the Bank stock surrendered in exchange therefor (Section 358(a)(1)).

        7. The holding period for the Corporation's stock to be received by the shareholders of the Bank will include the period during which their shares of stock in the Bank surrendered in exchange therefor were held, provided that the shares of the Bank stock surrendered in the exchange were held as capital assets on the date of the exchange (Section 1223(1)).


        This letter is solely for your information and use and, except to the extent that such may be referred to in the Registration Statement on Form S-4 as filed with the Securities and Exchange Commission as an exhibit to same, it is not to be used, circulated, quoted or otherwise referred to for any other purpose, or relied upon by any other person, except shareholders of Valle de Oro Bank, N.A., shareholders of Valle de Oro Interim Bank, N.A., and shareholders of Valley National Corporation, for whatever reason without our prior written consent.



                                    Sincerely,
                                    DOSTART CLAPP STERRETT & COVENEY, LLP


                                    /s/ James K. Sterrett
                                    JAMES K. STERRETT